Exhibit 10.7

CS DISCO, INC.

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 14, 2020 (the “Restatement Date”), by and between COMERICA BANK, a Texas banking association (“Bank”) and CS DISCO, INC. (“Borrower”).

RECITALS

A.

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of November 16, 2018 (as the same may from time to time be further amended, modified, supplemented or restated, the “Original Agreement”). Borrower and Bank wish to amend and restate the terms of the Original Agreement.

B.

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION; EFFECT OF AMENDMENT AND RESTATEMENT.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” as it relates to annually audited financial statements shall include the accompanying notes and schedules. All accounting terms not specifically or completely defined on Exhibit A hereto shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. If at any time any change (or implementation of a previously agreed upon change) in GAAP would affect the computation of any financial ratio or requirement (including any negative covenant “basket”) set forth in any Loan Document, and Borrower shall request, Bank and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) Borrower(s) shall provide to Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.3 Effect of Amendment and Restatement. Except as otherwise set forth herein, this Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement from the date of the Original Agreement.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) [Reserved.]

(c) Revolving Line.

(i) Advances. Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding principal amount not to exceed an amount equal to (A) the lesser of (x) the Revolving Line Amount or (y) the Borrowing Base, less (B) the sum of the reserves required in connection with the Automatic Clearinghouse Transactions pursuant to the ACH Sublimit, the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit, and the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit. Advances may be repaid and reborrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time the aggregate principal amount of all outstanding Advances plus accrued and unpaid interest thereon shall be immediately due and payable. Any repayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so repaid.

(ii) Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank (which notice shall be irrevocable) no later than 3:00 p.m. Central Time (12:00 p.m. Central Time for wire transfers), on the Business Day that the Advance is to be made. Each such notice shall be made in accordance with Section 2.3(c) hereof and shall be signed by a Responsible Officer. Bank will credit the amount of Advances made under this Section 2.1(c) to Borrower’s deposit account.

(iii) Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance and shall include terms (including, without limitation, the expiration date thereof) acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of letter of credit application and agreement. Borrower will pay any standard issuance and other fees that Bank notifies Borrower it will charge for issuing and processing Letters of Credit.

(iv) Credit Card Services Sublimit. Subject to the terms and conditions of this Agreement, Borrower may request corporate credit cards and standard and e-commerce merchant account services from Bank (collectively, the “Credit Card Services”). The aggregate limit of the corporate credit cards and merchant credit card processing reserves shall not exceed the Credit Card Services Sublimit. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute.

(v) ACH Sublimit. Subject to the terms and conditions of this Agreement, Borrower may request ACH origination services by delivering to Bank a duly executed ACH application on Bank’s standard form; provided, however, that the total amount of the ACH processing reserves shall not exceed the ACH Sublimit, and availability under the Revolving Line shall be reduced by the total amount of the ACH processing reserves. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the ACH services. Bank may also provide ACH origination services on a “guaranteed settlement” basis, which shall not give rise to ACH processing reserves that reduce the ACH Sublimit, or reduce availability under the Revolving Line.

(vi) Collateralization of Obligations Extending Beyond Maturity. If any Letters of Credit, Credit Card Services, or ACH origination services extend beyond the Revolving Maturity Date, then, effective as of the Revolving Maturity Date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit, Credit Card Services, or ACH origination services; provided, however, that if there are insufficient balances in such accounts to secure such obligations, Borrower shall immediately deposit such additional funds as are necessary to fully secure such obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit, Credit Card Services, or ACH origination services are outstanding or continue.

(d) Discretionary Increase of Revolving Line. At Borrower’s option but at Bank’s sole discretion, as long as an Event of Default has not occurred that is continuing, following the one-year anniversary of the Restatement Date, Borrower may request a one-time discretionary increase to the Revolving Line Amount by an amount up to the Revolving Line Discretionary Increase Amount, by delivery of a Revolving Line Discretionary Increase Request, at least five (5) Business Days before the date such increase is requested to be effective, which day shall be a Business Day. Upon receipt of such request, Bank shall determine, in its sole discretion whether to approve the requested increase. The increase shall be effective upon Bank’s notice of approval of such increase.

2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the amount equal to (i) the lesser of (x) the Revolving Line Amount or (y) the Borrowing Base, less (ii) the sum of the reserves required in connection with the Automatic Clearinghouse Transactions pursuant to the ACH Sublimit, the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit, and the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit, at any time, Borrower shall promptly pay to Bank, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Advances. The Advances shall bear interest, on the outstanding daily balance thereof, at the Applicable Interest Rate.

(ii) Default Interest Rate. From and after the occurrence of (x) any Event of Default specified in Section 8.1 and/or Section 8.5 or (y) at the Bank’s election, any other Event of Default, and in each case so long as any such Event of Default remains unremedied or uncured thereafter (or, in the case of the foregoing clause (y), the Bank rescinds such election), the Obligations outstanding shall bear interest at a per annum rate of five percent (5%) above the otherwise Applicable Interest Rate hereunder, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of any portion of any regularly scheduled payment of interest payment or fee not timely paid may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default. In no event shall the interest payable under this Agreement at any time exceed the maximum rate permitted by law. THE MAXIMUM INTEREST RATE SHALL NOT EXCEED THE HIGHEST APPLICABLE USURY CEILING.

(b) Payments; Loan Requests.

(i) Accrued and unpaid interest on the unpaid principal balance of the Obligations shall be payable monthly, in arrears, on the first Business Day of each month, from the date made until the same is paid in full (whether in accordance with the terms hereof, by acceleration, or otherwise). In the event that any payment becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and additional fees or interest, as the case may be, shall continue to accrue and be payable thereon during such extension at the rates set forth hereto. Interest accruing on the basis of the Prime Referenced Rate shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Applicable Interest Rate as a result of any change in the Prime Referenced Rate on the date of each such change.

(ii) Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(c) Request. Borrower may request an Advance hereunder, either (i) upon the delivery to Bank of a written Request for Advance duly completed and executed by Borrower, or, (ii) to the extent applicable, pursuant to a request submitted through Bank’s Loan Management System (each a “Request”).

2.4 Crediting Payments. Prior to the occurrence and continuance of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Central Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees and Bank Expenses. Borrower shall pay to Bank the following:

(a) Amendment Fee. On the Restatement Date, an amendment fee equal to Fifty Five Thousand Dollars ($55,000), which shall be fully earned as of the Restatement Date and nonrefundable;

(b) Unused Facility Fee. A quarterly unused facility fee equal to one quarter percent (0.25%) per annum of the difference between the Revolving Line Amount and the average outstanding principal balance of Advances during the applicable quarter, which fee shall be payable in arrears within five (5) days of the last day of each such quarter and shall be nonrefundable, provided that in the event of an increase to the Revolving Line Amount in accordance with Section 2.1(d), the unused amount shall be ratably adjusted according to the amount of the increase and the number of days in such quarterly period that the increased amount was in effect.

(c) Bank Expenses. On the Restatement Date, all Bank Expenses incurred through the Restatement Date, and, after the Restatement Date, all Bank Expenses, as and when they become due; provided, that to the extent the Bank Expenses relating to the negotiation and closing of this Agreement are greater than $35,000 and, Bank agrees to pay 50% of such Bank Expenses in excess of $35,000, and in no event shall the amount of Bank Expenses that the Borrower shall be required to reimburse Bank on the Restatement Date exceed $50,000.

2.6 Term. This Agreement shall become effective on the Restatement Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

(a) this Agreement and the other Loan Documents required by Bank;

(b) an intellectual property security agreement;

(c) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents;

(d) the Itemization of Amount Financed Disbursement Instructions signed by a Responsible Officer of Borrower;

(e) agreement to furnish insurance;

(f) payment of the fees and Bank Expenses then due as specified in Section 2.5;

(g) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(h) current financial statements, including audited statements for Borrower’s most recently ended fiscal year, together with an unqualified opinion, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(i) current Compliance Certificate in accordance with Section 6.2;

(j) a Warrant in form and substance reasonably satisfactory to Bank;

(k) to the extent required by Bank (i) a landlord waiver in form satisfactory to Bank, duly executed by the landlord at each location at which Borrower leases real property other than any location that satisfies the exclusion set forth in Section 6.10, and (ii) a bailee waiver or other similar agreement, in form reasonably satisfactory to Bank, duly executed by any Person maintaining Borrower’s assets, to the extent required by Section 6.10;

(l) an Automatic Loan Payment Authorization;

(m) a Collateral Information Certificate;

(n) evidence satisfactory to Bank that Borrower shall have achieved Eligible Monthly Recurring Revenue as of the most recent month-end prior to the Restatement Date of not less than $5,400,000; and

(o) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of Request for Advance, as provided in Section 2.1;

(b) there has occurred no circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect; and

(c) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Request for Advance and on the effective date of each Credit Extension as though made at and as of each such date (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date), no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension, and after giving effect to the requested Advance, the aggregate principal amount of the outstanding Advances shall not exceed an amount equal to (A) the lesser of (x) the Revolving Line Amount or (y) the Borrowing Base, less (B) the sum of the reserves required in connection with the Automatic Clearinghouse Transactions pursuant to the ACH Sublimit, the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit, and the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Subject to Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than contingent obligations for which no claim has been made) are outstanding. Notwithstanding the foregoing, except as required by Section 6.11, in no event shall Borrower be required to execute any document, instrument or agreement, complete any filing or take any other action with respect to the creation or perfection of Bank’s security interest in such ownership interests in any jurisdiction outside of the United States or any state thereof.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction Bank reasonably deems necessary to perfect the security interest granted hereunder whether or not Division 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral with an aggregate value in excess of Three Hundred Thousand Dollars ($300,000) and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in accordance with the terms hereof in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, (other than (a) the exceptions set forth in Section 6.10 and (b) Borrower’s employees holding movable items of personal property, such as laptops and other computer equipment, in the ordinary course of business if the aggregate book value of all such personal property does not exceed Five Hundred Thousand Dollars ($500,000)), Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain “control” (as defined in Division 9 of the Code) of any Collateral consisting of investment property, deposit accounts, securities accounts, letter-of-credit rights or electronic chattel paper (as such items are defined in Division 9 of the Code), are defined in Division 9 of the Code by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank, except to the extent expressly not required by the terms of Section 6.6. Borrower will not create any chattel paper with an individual value in excess of Three Hundred Thousand Dollars ($300,000) without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral (including, without limitation, the Intellectual Property Collateral) in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4 Lock Box / Dominion of Funds.

(a) Borrower shall at its sole expense establish and maintain (and Bank, at Bank’s option, may establish and maintain at Borrower’s expense, provided such expenses are reasonable and documented):

(i) A United States Post Office lock box (the “Lock Box”), to which Bank shall have exclusive access and control. Borrower expressly authorizes Bank, from time to time, to remove contents from the Lock Box, for disposition in accordance with this Agreement. Borrower agrees to notify all account debtors and other parties obligated to Borrower that all payments made to Borrower (other than payments by electronic funds transfer) shall be remitted, for the credit of Borrower, to the Lock Box, and Borrower shall include a like statement on all invoices; and

(ii) A Business Deposit Capturesm feature at Bank (the “BDC”) by which all funds received by Borrower from any source (other than through the Lock Box or electronic funds transfer payments) shall be immediately and directly deposited into the Collection Account (as defined below) in accordance with Section 4.4(b).

(b) Borrower agrees that immediately upon an Event of Default occurring and continuing, the Obligations shall be on a “remittance basis” in accordance with the following. Borrower agrees to notify all account debtors and other parties obligated to Borrower that all payments made to Borrower by electronic funds transfer shall be remitted to an account at Bank (the “Collection Account”), and Borrower shall include a like statement on all invoices; Borrower’s Collection Account shall, upon the occurrence and during the continuance of an Event of Default, convert to a non-interest bearing deposit account with Bank (the “Springing DOF Account”) to which Bank shall have exclusive access and control;

(c) Upon the occurrence and during the continuance of an Event of Default, Borrower shall hold in trust for Bank all amounts that Borrower receives despite the directions to make payments to the Lock Box or the Springing DOF Account, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit into the Lock Box or the Springing DOF Account, as applicable or process such payment items using the BDC check scanner. Borrower hereby authorizes Bank to transfer to the Springing DOF Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).

(d) Borrower shall execute all documents and authorizations as required by Bank, including but not limited to, documentation and authorizations to establish and maintain the Lock Box and the Springing DOF Account. Borrower further acknowledges and agrees that: (i) Borrower is not an authorized signer on the Springing DOF Account; (ii) Borrower shall not order or write checks on the Springing DOF Account; and (iii) the Springing DOF Account: (A) is non-interest bearing; and (B) may not be used to initiate or authorize debit transactions of any kind, including, but not limited to: writing of paper or electronic checks, over the counter withdrawals, ATM Card or Check Card withdrawals, account transfers from the account, ACH debit transactions and debit wire transfers.

(e) All items or amounts which are remitted to the Lock Box, the Springing DOF Account, or otherwise delivered by or for the benefit of Borrower to Bank on account of partial or full payment of, or with respect to, any Collateral shall, on a daily basis, in accordance with Bank’s standard procedures and practices, be deposited to Borrower’s Collection Account maintained at Bank so long as no Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing, all items or amounts remitted to the Lock Box, the Springing DOF Account or otherwise delivered by or for the benefit of Borrower to Bank shall, on a daily basis, be applied to the payment of any Obligations, whether then due or not, in such order or at such time of application as Bank may determine in its sole discretion. Borrower agrees that Bank shall not be liable for any loss or damage which Borrower may suffer as a result of Bank’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, incidental, special, consequential, or punitive damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies under this Agreement. Borrower agrees to indemnify and hold Bank harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, attorneys’ fees and including claims, damages, fines, expenses, liabilities or causes of action of whatever kind resulting from Bank’s own negligence, except to the extent (but only to the extent) caused by Bank’s gross negligence or willful misconduct.

4.5 Pledge of Shares. Borrower hereby pledges, assigns and grants to Bank a security interest in the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On or about the Restatement Date, the certificate or certificates, if any, for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default. The Shares are not and will not be maintained in a securities account.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. The property or services giving rise to such Eligible Monthly Recurring Revenue has been delivered or rendered to the applicable customer or its agent. Borrower has not received notice of actual or imminent Insolvency Proceeding of any customer if revenue derived from an agreement with such customer is included in the most recently delivered Borrowing Base Certificate as included in Eligible Monthly Recurring Revenue. No licenses or agreements giving rise to such Eligible Monthly Recurring Revenue is with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Collateral consisting of deposit accounts, securities accounts, certificates of deposit, money market accounts or other similar financial accounts is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property. Borrower is the sole owner of the Intellectual Property Collateral, except for licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no written claim has been made to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule, as the same may be updated by written notice from time to time, Borrower’s rights as a licensee of intellectual property (other than inbound licenses for widely available business infrastructure software and similar inbound licenses), do not give rise to more than five percent (5%) of its gross revenue in the prior trailing twelve month period, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

5.5 Name; Location of Chief Executive Office; Location of Inventory and Equipment. Except as disclosed in the Schedule or as Borrower may have notified Bank pursuant to Section 7.2 hereof, within five years prior to the date hereof, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. Except as disclosed in the Schedule (or for locations as to which Borrower has notified Bank in writing pursuant to Section 7.2), all Collateral of Borrower (other than (a) the Collateral consisting of deposit accounts, securities accounts, certificates of deposit, money market accounts or other similar financial accounts and (b) movable items of personal property, such as laptops and other computer equipment, with an aggregate book value of not more than One Million Five Hundred Thousand Dollars ($1,500,000)) is located at the address indicated in Section 10 hereof.

5.6 Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair value of Borrower’s assets exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, and X of the Board of Governors of the Federal Reserve System). Borrower is in compliance with all the provisions of the Federal Fair Labor Standards Act except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower is in compliance with all statutes, laws, ordinances or rules applicable to it except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all material taxes reflected therein except those being contested in good faith and for which the Borrower has set aside adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10 Investments. Borrower does not own any Equity Interests of any Person, except for Permitted Investments.

5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Restricted Agreements. Except as disclosed on the Schedule or as timely disclosed in writing to Bank pursuant to Section 6.9, Borrower is not a party to, nor is bound by, any Restricted Agreement.

5.13 Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal or other restrictions on, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. The Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and such Borrower does not know of any reasonable grounds for the institution of any such proceedings.

5.14 Full Disclosure. No representation, warranty or other written statement made by Borrower in any certificate or written statement furnished to Bank, taken together with all such certificates and written statements furnished to Bank, in connection with the negotiation of the Loan Documents or included therein or delivered pursuant thereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being acknowledged and agreed by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may vary from the projected or forecasted results and that such variances may be material.

6. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, for so long as Bank may have any commitment to make any Credit Extensions and until the outstanding Obligations (other than contingent obligations for which no claim has been made) are paid in full, Borrower shall do all of the following unless Bank otherwise consents in writing:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ organizational existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder, in each case, where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall deliver to Bank:

(i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income statement and cash flow statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer;

(ii) as soon as available, but in any event within forty-five (45) days after the end of each calendar quarter, a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer;

(iii) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (including no going concern comment or qualification except with respect to a lack of liquidity for the Borrower) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm of national recognized standing or otherwise reasonably acceptable to Bank;

(iv) if applicable, copies of all material statements, reports and notices sent or made available generally by Borrower to its security holders generally or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;

(v) promptly upon receipt of notice thereof, a report of any legal actions pending or, to the Borrower’s knowledge, threatened in writing against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Seven Hundred Fifty Thousand Dollars ($750,000) or more;

(vi) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems, if prepared;

(vii) as soon as available, but in any event by February 28 of each year, Borrower’s financial and business projections and budget for such year, with evidence of approval thereof by Borrower’s Board of Directors, and any revisions of such projections approved by Borrower’s Board of Directors shall be delivered to Bank within thirty (30) days after such approval;

(viii) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time;

(ix) within forty-five (45) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any intellectual property security agreement (the “Intellectual Property Report”);

(x) within forty-five (45) days of the last day of each fiscal quarter, a report of SaaS metrics, including Borrower’s monthly recurring revenue as of the last day of each month, together with the information and computations used by Borrower to prepare such report in form and substance satisfactory to Bank;

(xi) within thirty (30) days after the last day of each month, aged listings by invoice date of accounts receivable and accounts payable, and at such time as the Revolving Line is available to Borrower, a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto;

(xii) Within thirty (30) days after the last day of each month, with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto; and

(xiii) Promptly (and in any event within three (3) Business Days) upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(b) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

(c) Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the Intellectual Property Report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Restatement Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than Five Hundred Thousand Dollars ($500,000) with respect to any single event or series of related events.

6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, as reasonably requested, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance. Borrower will keep the Collateral in good condition in all material respects and will protect it from loss, damage, or deterioration from any cause. Borrower has and will maintain at all times (a) with respect to the Collateral, insurance under an “all risk” policy against fire and other risks customarily insured against, and (b) public liability insurance and other insurance as may be required by law or reasonably required by Bank. All personal property and hazard insurance policies shall be in amount, form and content, and written by companies as may be reasonably satisfactory to Bank, and shall contain a lender’s loss payable endorsement in favor of and reasonably acceptable to Bank. All real property insurance policies, if any, shall be in amount, form and content, and written by companies as may be reasonably satisfactory to Bank, and shall contain a mortgagee clause in favor of and reasonably acceptable to Bank. All general liability insurance policies shall be in amount, form and content, and written by companies as may be reasonably satisfactory to Bank, and shall show Bank as an additional insured. All such policies shall contain a provision whereby they may not be canceled or materially amended except upon thirty (30) days’ prior written notice to Bank (except ten (10) days in the case of non-payment of premium). Borrower will promptly deliver to Bank, at Bank’s request, evidence reasonably satisfactory to Bank that such insurance has been so procured and, with respect to casualty insurance, made payable to Bank. Notwithstanding the foregoing, if no Event of Default has occurred and is continuing, proceeds in an aggregate amount not to exceed $100,000, payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim. If an Event of Default has occurred and is continuing, or if the aggregate proceeds are in excess of $50,000 ($500,000 in the aggregate for proceeds for all claims), all proceeds payable under any such policy shall, at Bank’s sole option, be payable to Bank to be applied on account of the Obligations. Borrower hereby appoints Bank, or any employee or agent of Bank, as Borrower’s attorney-in-fact, which appointment is coupled with an interest and irrevocable, and authorizes Bank, or any employee or agent of Bank, on behalf of Borrower, so long as an Event of Default then exists or insurance proceeds are in excess of $50,000 ($500,000 in the aggregate for proceeds for all claims), to adjust and compromise any loss under said insurance and to endorse any check or draft payable to Borrower in connection with returned or unearned premiums on said insurance or the proceeds of said insurance, and any amount so collected may be applied toward satisfaction of the Obligations; provided, however, that Bank shall not be required hereunder so to act. If Borrower fails to maintain satisfactory insurance, Bank has the option (but not the obligation) to do so and Borrower agrees to repay all amounts so expended to Bank immediately upon demand, together with interest at the highest lawful default rate which could be charged by Bank on any Obligations. Such amounts so expended by Bank shall constitute Obligations secured by this Agreement.

6.6 Accounts. Borrower shall maintain all of its depository, operating and investment accounts with Bank; provided, however, Borrower shall be permitted to maintain an account in the United Kingdom and in Canada without an account control agreement provided the balance of each such account does not exceed $375,000 and the aggregate balance shall not exceed $750,000, in each case, at any time.

6.7 Financial Covenant – Minimum Gross Liquidity. At any time as the sum of the outstanding principal amount of Advances, plus reserves required in connection with the Automatic Clearinghouse Transactions pursuant to the ACH Sublimit, plus the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit, plus the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit amount are equal to or in excess of $18,000,000, Borrower shall maintain Gross Liquidity equal to the greater of (a) $5,000,000 or (b) T6M Adjusted EBITDA Burn, determined as of the last day of the monthly financial reporting period most recently ended, tested daily.

6.8 Registration of Intellectual Property Rights.

(a) Borrower shall promptly (i) give Bank written notice of any applications or registrations of intellectual property rights which are material to the conduct of Borrower’s business filed with the United States Copyright Office and/or with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower; (ii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iii) upon filing any such applications or registrations, promptly (unless alternative timing is specified in Section 6.2) provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(b) Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.

(c) Borrower shall (i) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets owned by or exclusively licensed to Borrower, (ii) use commercially reasonable efforts to detect infringements of Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights owned by Borrower to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld, in each case, to the extent such Trademarks, Patents, Copyrights and trade secrets are material to the conduct of the Borrower’s business.

(d) Bank may audit Borrower’s Intellectual Property Collateral as set forth in Section 4.3, to confirm compliance with Section 6.2 and this Section 6.8. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.8 to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall (a) reimburse Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8 solely to the extent such costs and expenses constitute Bank Expenses and (b) indemnify Bank to the extent provided for in Section 13.2.

6.9 Restricted Agreement Consents. Prior to entering into or becoming bound by any license or agreement that would constitute a Restricted Agreement and which is core to the conduct of Borrower’s business, Borrower shall (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition, and (ii) upon Bank’s request, will use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in such license or contract right, and to have the power to assign such license or contract rights in connection with an enforcement of remedies, that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.10 Landlord and Bailee Waivers. Borrower shall obtain (i) a landlord waiver in form satisfactory to Bank, duly executed by the landlord at each location at which Borrower leases real property other than (a) locations where the personal property at such location does not exceed $150,000 and (b) 3700 N. Capital Texas Highway, Austin, TX 78745 where the personal property does not exceed $1,000,000, and (ii) a bailee waiver or other similar agreement, in form satisfactory to Bank, duly executed by any Person maintaining Borrower’s physical assets, provided no such bailee waiver shall be required to the extent the aggregate value of Borrower’s assets at such locations does not exceed $500,000 for all such locations.

6.11 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the generality of the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Restatement Date, including any Subsidiary organized under the laws of Canada or any province thereof, Borrower shall give prior written notice to Bank thereof, and, upon Bank’s written request, shall (a) cause such new Subsidiary to provide to Bank a secured guaranty or joinder to this Agreement to cause such Subsidiary to become a guarantor or co-borrower hereunder, together with such appropriate financing statements and/or control agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers, pledging all of the direct or beneficial ownership interest in such new Subsidiary, to the extent constituting Collateral, in form and substance reasonably satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, which is reasonably appropriate with respect to the execution and delivery of the applicable documentation referred to above. To the extent such Subsidiary bills customers directly, within sixty (60) days of the date of formation of any such Subsidiary (to the extent not previously delivered), Borrower shall enter into a pledge agreement in form and substance acceptable to Bank with respect to the pledge of all Equity Interests of such Subsidiary constituting Collateral hereunder. Notwithstanding the foregoing, no joinder or secured guaranty shall be required of any Subsidiary, to the extent such joinder or guaranty would result in a material adverse tax consequence to Borrower, as determined by Borrower in good faith. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement. At Bank’s written request in connection with the addition of one or more new lenders (whether in connection with an increase to the Revolving Line Amount pursuant to Section 2.1(d) or otherwise), Borrower agrees to enter into any amendment, restatement or other modification of this Agreement to permit the addition of such lenders, including without limitation, agency provisions, lender voting provisions, application of proceeds provisions, and other similar provisions, provided that if such addition of one or more new lenders is in connection with an increase to the Revolving Line Amount, there may also be changes to applicable fees or other provisions as the parties may mutually agree, provided further, that if such addition of lenders is not in connection with an increase to the Revolving Line Amount, Borrower shall not be required to enter into an amendment if such amendment effects a change to the pricing of the Credit Extensions, the representations and warranties, covenants, Events of Default or Collateral.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, for so long as Bank may have any commitment to make any Credit Extensions and until the outstanding Obligations (other than contingent obligations for which no claim has been made) are paid in full, Borrower shall not do any of the following unless Bank otherwise consents in writing:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or subject to Section 6.6, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Without thirty (30) days prior written notice to Bank, change its name or the Borrower State or, without ten (10) days prior written notice to Bank, relocate its chief executive office; replace its chief executive officer or chief financial officer without thirty (30) days prior written notification to Bank; provided, if such prior written notice cannot reasonably be provided, then Borrower shall provide notice as soon as practicable; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Equity Interests or property of another Person, or enter into any agreement to do any of the same; except, with respect to any such transaction, if the following conditions are met (such transaction satisfying the following conditions, a “Permitted Acquisitions”):

(a) the aggregate consideration (including contingent or deferred consideration valued in accordance with GAAP) does not exceed $10,000,000 per fiscal year or $15,000,000 during the term of this Agreement;

(b) the target assets or Person is in the same or similar line of business as Borrower and is or are principally located in the United States;

(c) Borrower shall have provided a quality of earnings report that is reasonably satisfactory to Bank, demonstrating that the target assets or Person, after giving pro forma effect to the transaction shall have Adjusted EBITDA greater than zero;

(d) Borrower shall have delivered (i) notice of the proposed transaction not less than ten (10) Business Days prior to the closing of such transaction, together with a summary of material terms, and (ii) transaction documents (which may be in draft form) as soon as practicable following such notice, but in any event not less than three (3) Business Days prior to the closing of such transaction, and such historical financial statements with respect to the target assets or Person and updated projections as provided pursuant to such transaction documents, and calculations demonstrating financial covenant compliance immediately following the effectiveness of such transaction and for the then-next twelve month period after giving pro forma effect to such proposed transaction;

(e) no Event of Default has occurred, is continuing or would exist after giving effect to such transaction;

(f) such transaction does not result in a Change in Control; and

(g) in the case of a merger, Borrower shall be the surviving entity, and in the case of the formation of a new Subsidiary, Borrower shall comply with Section 6.11 with respect to such new Subsidiary (to the extent applicable).

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5 Encumbrances.

(a) Create, incur, assume or allow any Lien with respect to any of its property, or permit any of its Subsidiaries to do so, except for Permitted Liens.

(b) Covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien in favor of Bank with respect to any of Borrower’s property other than:

(i) restrictions imposed by law;

(ii) any restrictions contained in (a) any Restricted Agreement set forth on the Schedule or (b) any Restricted Agreement that Borrower has disclosed to Bank pursuant to Section 6.9 and that Bank has consented to Borrower entering into (such consent not to be unreasonably withheld or delayed);

(iii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures (other than the Borrower) entered into in the ordinary course of business;

(iv) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness; or

(v) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests; provided that:

(a) the Borrower may declare and pay dividends or make other distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests;

(b) any Subsidiary may declare and pay dividends or make other distributions to the Borrower or any other Subsidiary; and

(c) the Borrower may pay dividends and make other distributions and payments, in each case to the extent such dividends, distributions and other payments constitute Permitted Investments.

7.7 Investments.

(a) Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments or maintain or invest any of its property consisting of deposit accounts, securities accounts, certificates of deposit, money market accounts or other similar financial accounts with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless, to the extent required by Section 6.6, such Person has entered into a control agreement with Bank, in form and substance reasonably satisfactory to Bank.

(b) Permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower; except for:

(i) any agreement containing such restrictions to the extent such restrictions are imposed by law;

(ii) any Restricted Agreement set forth on the Schedule;

(iii) any Restricted Agreement that Borrower has disclosed to Bank pursuant to Section 6.9 and that Bank has consented to Borrower entering into (such consent not to be unreasonably withheld or delayed);

(iv) joint venture agreements and other similar agreements applicable to joint ventures (other than Borrower) entered into in the ordinary course of business;

(v) any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness; or

(vi) any agreement entered into in the ordinary course of business restricting assignment of such agreement.

(c) Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

7.8 Transactions with Affiliates.

(a) Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; provided that the restrictions set forth in this Section 7.8 shall not apply to (i) Permitted Investments which are by their terms contemplated to be among Affiliates, (ii) any payment permitted by Section 7.6, (iii) employment and severance arrangements and health, disability and similar insurance or benefit plans between Borrower and the Subsidiaries and their respective future, current or former directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with future, current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors of Borrower and (iv) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, future, current or former directors, officers, employees and consultants of the Borrower and its Subsidiaries.

(b) The foregoing paragraph (a) shall not prohibit transactions among the Borrower and any Subsidiary otherwise permitted by this Agreement.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Except as permitted by Section 6.10, store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for (a) Inventory sold in the ordinary course of business, (b) as permitted by Section 6.10, (c) Inventory in transit and (d) such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10, the current Schedule, and such other locations of which Borrower gives Bank prior written notice.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.2, 6.4, 6.5, 6.6 or violates any of the covenants contained in Article 6.11 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within fifteen (15) days after Borrower receives notice thereof from Bank or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which additional period shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Investor Abandonment. If Bank reasonably determines, based on indications from Borrower’s existing investors that such investors no longer intend to provide capital to Borrower in amounts and at times sufficient to enable Borrower to satisfy its obligations, including but not limited to all Obligations owing from Borrower to Bank.

8.4 Attachment. If any material portion of Borrower’s and/or its Subsidiaries assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower and/or its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s and/or its Subsidiaries assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s and/or its Subsidiaries assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower and/or its Subsidiaries receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower and/or its Subsidiaries (provided that no Credit Extensions will be made during such cure period);

8.5 Insolvency. If Borrower and/or its Subsidiaries becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower and/or its Subsidiaries, or if an Insolvency Proceeding is commenced against Borrower and/or its Subsidiaries and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower and/or its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or that would reasonably be expected to have a Material Adverse Effect;

8.7 Subordinated Debt. If Borrower and/or its Subsidiaries makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.8 Judgments; Settlements. If one or more (a) judgments, orders, decrees or arbitration awards requiring the Borrower and/or its Subsidiaries to pay an aggregate amount of Five Hundred Thousand Dollars ($500,000) or greater shall be rendered against Borrower and/or its Subsidiaries and the same shall not have been satisfied, vacated or stayed within ten (10) days thereafter (provided that no Credit Extensions will be made prior to such matter being satisfied, vacated or stayed); or (b) settlements is agreed upon by Borrower and/or its Subsidiaries for the payment by Borrower and/or its Subsidiaries of an aggregate amount of Five Hundred Thousand Dollars ($500,000) or greater or that could reasonably be expected to have a Material Adverse Effect.

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document as of the date such representation or warranty was made or deemed made.

8.10 Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document as of the date such representation or warranty was made or deemed made, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor, mutatis mutandi.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, outstanding Credit Card Services, outstanding and ACH origination services, as collateral security for the repayment of any future drawings under such Letters of Credit, outstanding Credit Card Services, or outstanding ACH origination services, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, Credit Card Services fees, or ACH origination services fees, and Borrower shall promptly deposit and pay such amounts;

(c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Set off and apply to the Obligations any and all (i) payments received by Bank, (ii) balances and deposits of Borrower held by Bank, and (iii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i) Bank may credit bid and purchase at any public sale;

(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than contingent obligations for which no claim has been made) have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, and an Event of Default has occurred and is continuing, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

9.9 Shares. Each Borrower recognizes that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by facsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	CS DISCO, INC.
3700 N. Capital of Texas Highway, Suite 150
Austin, Texas 78746-3454
Attn: Kiwi Camara
Attn: Michael Lafair

If to Bank:	Comerica Bank
M/C 7578
39200 Six Mile Rd.
Livonia, MI 48152
Attn: National Documentation Services

with a copy to:	Comerica Bank
230 Park Avenue, Suite 634
New York, NY 10169

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW, VENUE, AND JURISDICTION; JURY TRIAL WAIVER.

11.1 THE PARTIES HEREBY AGREE THAT THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS, INSTRUMENTS AND AGREEMENTS RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS. BORROWER AND BANK EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF CALIFORNIA, AND ANY APPELLATE COURT THEREOF, (II) AGREES THAT ALL ACTIONS AND PROCEEDINGS BASED UPON, ARISING OUT OF, RELATING TO OR OTHERWISE CONCERNING THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT RELATED TO THIS AGREEMENT, INCLUDING ALL CLAIMS FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, SHALL SOLELY AND EXCLUSIVELY BE BROUGHT, HEARD, AND DETERMINED (LITIGATED) IN SUCH COURTS, (III) ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, THE SOLE AND EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, (IV) WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED UPON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO BRINGING OR MAINTAINING ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION, AND (V) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, OR ANY SUCH OTHER DOCUMENT, INSTRUMENT OR AGREEMENT. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BANK TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY LIENS OR SECURITY INTERESTS IN FAVOR OF BANK ON ANY OF BORROWER’S PROPERTIES OR ASSETS.

11.2 JURY TRIAL WAIVER. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

12. JUDICIAL REFERENCE PROVISION.

12.1 In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.2 With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

12.3 The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Judicial Reference Provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference proceeding pursuant to this Judicial Reference Provision as provided herein.

12.4 The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

12.5 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6 The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7 Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS JUDICIAL REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS JUDICIAL REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13. GENERAL PROVISIONS.

13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder to any Person other than, unless an Event of Default has occurred and is continuing, to a direct competitor of Borrower.

13.2 Indemnification. INDEMNIFICATION AND HOLD HARMLESS. WITHOUT LIMITING ANY OTHER PROVISIONS OF THIS AGREEMENT, BORROWER AGREES TO INDEMNIFY AND HOLD BANK HARMLESS FROM AND AGAINST ALL LOSSES, COSTS, DAMAGES, LIABILITIES AND EXPENSES, INCLUDING, WITHOUT LIMITATION, IN-HOUSE AND OUTSIDE ATTORNEYS’ FEES AND DISBURSEMENTS, INCURRED BY BANK IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY LOANS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR BY REASON OF ANY DEFAULT OR EVENT OF DEFAULT, OR ENFORCING THE OBLIGATIONS OF BORROWER OR ANY LOAN PARTY UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AS APPLICABLE, OR IN EXERCISING ANY RIGHTS OR REMEDIES OF BANK OR IN THE PROSECUTION OR DEFENSE OF ANY ACTION OR PROCEEDING CONCERNING ANY MATTER GROWING OUT OF OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE APPLICABLE, AND THE BORROWER SHALL NOT BE LIABLE FOR ANY SUCH LOSSES, COSTS, DAMAGES, LIABILITIES OR EXPENSES, TO THE EXTENT (BUT ONLY TO THE EXTENT) THE SAME ARISE OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BANK OR ANY OF ITS AGENTS OR EMPLOYEES. THE PROVISIONS OF THIS SECTION SHALL SURVIVE REPAYMENT OF THE INDEBTEDNESS AND SATISFACTION OF ALL OBLIGATIONS OF BORROWER TO BANK AND TERMINATION OF THIS AGREEMENT.

13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement, and a photocopy, facsimile, .pdf or scanned copy of an executed counterpart of any Loan Document shall be sufficient to bind the party whose signature appears thereon.

13.7 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties; provided such corrections shall become effective upon notice of such to Borrower.

13.8 Final Agreement. This Agreement, together with the Loan Documents, entered into by and between Bank and Borrower with respect to the subject matter contained herein constitutes the entire understanding among the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof.

13.9 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than contingent obligations for which no claim has been made) remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.10 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the parent, subsidiaries, or Affiliates and service providers of Bank, (ii) to prospective transferees, participants, or purchasers of any interest in the Obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CS DISCO, INC.

By:	/s/ Michael Lafair
Name: Michael Lafair
Title: Chief Financial Officer

COMERICA BANK

By:	/s/ David Kim
Name: David Kim
Title: Vice President

EXHIBIT A

DEFINITIONS

“Accounts” mean all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“ACH Sublimit” means a sublimit for Automated Clearing House transactions under the Revolving Line not to exceed the Sublimit Amount less the aggregate limits of the corporate credit cards issued to a Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit, less the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit.

“Adjusted EBITDA” means, for any period of determination, the sum of (a) Consolidated Net Income during such period plus (b) in each case, to the extent deducted in the calculation of Consolidated Net Income and, in each case, without duplication (i) Consolidated Total Interest Expense during such period, (ii) amortization and depreciation during such period, (iii) income tax expense during such period, (iv) stock-based compensation expense during such period, (v) any other non-cash expenses during such period, and (vi) extraordinary expenses during such period, provided that amounts added back pursuant to this clause (vi) shall be subject to the following conditions: (A) Borrower shall have notified Bank in writing, with reference to this provision, together with delivery of the monthly financial statements of its election to initiate as of the first day of the month covered by such monthly financial statements, a six-month period during which Borrower shall be entitled to add back up extraordinary expenses, which election shall be available one time during the term of this Agreement and shall be irrevocable, and (B) the aggregate amount of extraordinary expenses added back in reliance on this clause (vi) during such six-month period shall not exceed $900,000, minus (c) the sum of, in each case, to the extent included in the calculation of Consolidated Net Income (i) extraordinary income or gains during such period, (ii) capitalized software development costs, to the extent capitalized during such period, and (iii) capital expenditures not financed under a capital lease in excess of $600,000 in the aggregate for any consecutive six month period, plus/minus (d) any increase/decrease in deferred revenue.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Applicable Factor” means, as of any date of determination of the Borrowing Base, the multiple listed below corresponding to the period including such date of determination:

Period	Applicable Factor
Restatement Date – 3/31/2021	7.50
4/1/2021 – 6/30/2021	7.25
7/1/2021 – 9/30/2021	7.00
10/1/2021 – 12/31/2021	6.75
1/1/2022 – 3/31/2022	6.50
4/1/2022 – 6/30/2022	6.25
7/1/2022 – 9/30/2022	6.00
10/1/2022 – 12/31/2022	5.75
1/1/2023 – 3/31/2023	5.50
4/1/2023 – 6/30/2023	5.25
7/1/2023 and thereafter	5.00

“Applicable Interest Rate” means the Prime Referenced Rate plus 0.25%.

“Bank Expenses” mean all reasonable and documented out-of-pocket costs or expenses of Bank, or any other holder or owner of the Loan Documents (including, without limit, court costs, legal expenses and reasonable attorneys’ fees and expenses of outside counsel, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in connection with the preparation, negotiation, execution, delivery, amendment, administration, and performance, or incurred in collecting, attempting to collect the Obligations, or incurred in defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents or the Obligations; and reasonable Collateral audit fees.

“BDC” has the meaning set forth in Section 4.4(a)(ii)

“Board of Directors” means the Board of Directors of Borrower.

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Borrower’s Books” mean all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means, as of any date of determination, an amount equal to Borrower’s Eligible Monthly Recurring Revenue, multiplied by the Applicable Factor, as determined by Bank with reference to the most recent Borrowing Base Certificate.

“Borrowing Base Certificate” means the certificate substantially in the form attached hereto as Exhibit C.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Canadian Subsidiary” means a Subsidiary of Borrower organized under the laws of Canada or any province thereof.

“Cash” means unrestricted cash and cash equivalents maintained with Bank or Bank’s Affiliates subject to an account control agreement.

“Change in Control” shall mean any transaction or series of related transactions in which any “person” or “group”, (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of Equity Interests then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction, other than a transaction in which one of the following preferred stockholders or their respective controlled investment affiliates acquires such number of shares and such change in ownership does not result from the sale by one or more of such preferred stockholders of more than 50% of the number of shares owned by such preferred stockholder as of the Restatement Date:

LiveOak Venture Partners I, L.P.

Bessemer Venture Partners VIII L.P.

Georgian Partners Growth Fund IV, LP

SG-Disco, LLC

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral and Intellectual Property Collateral, subject to the exclusions set forth on Exhibit B.

“Collection Account” has the meaning set forth in Section 4.4(b).

“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of any Person and its Subsidiaries, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

“Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money but excluding the amortization of debt discount and fees and expenses related to the issuance of Indebtedness, capital leases or synthetic leases.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation, in each case, of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Card Services” has the meaning set forth in Section 2.1(c)(iii).

“Credit Card Services Sublimit” means a sublimit for corporate credit cards and e-commerce or merchant account services under the Revolving Line not to exceed the Sublimit Amount, less the reserves required in connection with the Automatic Clearinghouse Transactions pursuant to the ACH Sublimit, less the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit.

“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)

for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service at or about 11:00 a.m. (London, England time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for

such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount of the Obligations outstanding hereunder and for a period equal to one (1) month;

divided by

(2)

1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

provided, however, and notwithstanding anything to the contrary set forth in this Agreement, if at any time the Daily Adjusting LIBOR Rate determined as provided above would be less than zero percent (0%) then the Daily Adjusting LIBOR Rate shall be deemed to be zero percent (0%) per annum for all purposes of this Agreement. Each calculation by Bank of the Daily Adjusting LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

“Dollars” means lawful money of the United States.

“Eligible Monthly Recurring Revenue” shall mean for the applicable month, revenue for such month (or in the case of revenue derived from the Managed Review line of business of Borrower or any Subsidiary that is a secured Guarantor, the average revenue for the three month period ending with the applicable month) derived in the ordinary course of Borrower’s business from Borrower’s Software and Managed Review lines of business, determined in accordance with GAAP. Unless otherwise agreed to in writing by Bank, Eligible Monthly Recurring Revenue shall not include the following:

(a) revenue from any customer or account debtor who is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(b) revenue from any customer which Bank and Borrower may mutually agree within ten (10) Business Days after written notice by Bank to Borrower that Bank has determined such customer is not creditworthy; provided that, in the event Bank and Borrower shall not so mutually agree, the revenue from such customer shall remain eligible as of the applicable date of determination only if Borrower submits written evidence to Bank, within such ten (10) Business Day period, confirming that all material performance obligations by the Borrower (or, if applicable, such secured Guarantor Subsidiary) have been met according to the contractual terms for the ninety (90) day period preceding such notice from Bank;

(c) to the extent Eligible Monthly Recurring Revenue from any customer (together with its Subsidiaries or other Affiliates) for such month exceeds 20% of total Eligible Monthly Recurring Revenue for such month, the amount of such excess revenue;

(d) to the extent that, with respect to any customer (together with any Subsidiaries or Affiliates of such customer), more than 35% of account receivable balances of such customer have not been paid within 120 days of the invoice date, any revenue derived from such customer (or Subsidiary or Affiliate thereof);

(e) with respect to revenue derived from the Managed Review line of business, to the extent such revenue exceeds 22.5% of Eligible Monthly Recurring Revenue, such excess revenue;

(f) monthly recurring revenue from customers that are Affiliates of Borrower, provided that revenue from investors in Borrower from transactions entered into on an arm’s length basis shall not be excluded under this clause (f);

(g) monthly recurring revenue for services not billed or from amounts not collected by Borrower (or, if applicable, such secured Guarantor Subsidiary); and

(h) revenue related to installation, implementation and/or set-up fees or professional services.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Gross Liquidity” means, as of any date of determination, Borrower’s aggregate Cash plus unused availability under the Revolving Line, in each case, as of such date.

“Guarantor” means any guarantor with respect to the Obligations, from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, if any, and (e) all obligations arising under the Credit Card Services Sublimit and the ACH Sublimit.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)	Copyrights, Trademarks and Patents;

(b)	Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)	Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)

Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)	All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)	All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)	All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Intellectual Property Report” has the meaning assigned in Section 6.2(a).

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership (including Equity Interests) of any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed the Sublimit Amount, less the aggregate limits of the corporate credit cards issued to any Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the Warrants, any guaranty, any note or notes executed by Borrower in connection with this Agreement, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Lock Box” has the meaning set forth in Section 4.4(a)(i).

“Material Adverse Effect” means a material adverse effect (i) on Borrower’s business or financial condition, or (ii) on the ability of the Borrower to perform its obligations or in otherwise performing Borrower’s obligations under the Loan Documents, or (iii) on the perfection, value or priority of Bank’s security interests in the Collateral.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise but excluding any Warrants.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Acquisition” has the meaning set forth in Section 7.3.

“Permitted Indebtedness” means:

(a)	Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Restatement Date and disclosed in the Schedule;

(c)

Indebtedness not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate at any time outstanding secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the assets financed with such Indebtedness;

(d)	Subordinated Debt;

(e)	Indebtedness to trade creditors incurred in the ordinary course of business;

(f)	Indebtedness that constitutes a Permitted Investment;

(g)

Indebtedness owed to any Person (including obligations in respect of letters of credit, bank guarantees and similar instruments for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)	Endorsements of negotiable instruments for collection in the ordinary course of business;

(i)

Other unsecured Indebtedness not otherwise permitted in clauses (a) through (h) above, provided the aggregate principal amount of such Indebtedness shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000) at any time outstanding;

(j)	Indebtedness arising under any credit card, “purchasing card” or substantially similar instrument in an amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000), at any one time; and

(k)

Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” means:

(a)	Investments existing on the Restatement Date disclosed in the Schedule;

(b)

(i) Marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Rating Service or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein, and (iv) money market accounts and deposit accounts;

(c)

Repurchases of Equity Interests (i) from current or former employees, directors, or consultants of Borrower under the terms of applicable stock option or restricted stock purchase plans, including in connection with the termination of employment or service for cash or in exchange for the cancellation of indebtedness owing by such employee, director or consultant, (ii) arising in connection with the funding of payroll taxes and withholding amounts due by an employee or future employee upon exercise of options in connection an employee’s or future employee’s acquisition of Equity Interests upon exercise of options in connection with the vesting of unvested Equity Interests, or (iii) arising by way of net settlement, provided that with respect to repurchases described in clause (i) (to the extent the consideration paid by Borrower is cash), clause (ii), (x) the aggregate cash payment made by Borrower shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000) in any fiscal year, and (y) no Event of Default has occurred, is continuing or would exist after giving effect to a repurchase,

(d)	Investments accepted in connection with Permitted Transfers;

(e)

(i) Investments of Subsidiaries in or to other Subsidiaries or Borrower, (ii) Investments by Borrower in Subsidiaries (other than UK Subsidiary or any Canadian Subsidiary) not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate in any fiscal year and (iii) Investments by Borrower in each of UK Subsidiary and any Canadian Subsidiary not to exceed Two Million Dollars ($2,000,000) in the aggregate for each such Subsidiary in any fiscal year;

(f)

Investments not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of Equity Interests of Borrower or its Subsidiaries pursuant to employee equity purchase agreements approved by Borrower’s Board of Directors;

(g)

Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h)

Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)

Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate in any fiscal year;

(j)	Permitted Acquisitions; and

(k)	Other Investments not exceeding $100,000 in the aggregate through the term of this Agreement.

“Permitted Liens” mean:

(a)

Any Liens existing on the Restatement Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)

Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)

Liens securing Indebtedness not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate at any time outstanding (i) upon or in any asset acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such asset or indebtedness incurred solely for the purpose of financing the acquisition or lease of such asset, or (ii) existing on such asset at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such asset;

(d)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)

deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

(f)	pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g)

Leases, licenses, subleases or sublicenses in each case, granted to others in the ordinary course of business which do not interfere in any material respect with the business of any Loan Party or secure any Indebtedness;

(h)

Liens of a banking institution (i) arising to secure the Indebtedness permitted by clause (h) in the definition of “Permitted Indebtedness”, or (ii) arising under the Uniform Commercial Code on items in the course of collection;

(i)

Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (h) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien (and additions, accessions and improvements thereto and replacements and proceeds thereof) and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(j)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.8 (judgments/settlements).

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)	Inventory in the ordinary course of business;

(b)	Permitted Liens, Permitted Investments, Permitted Indebtedness and dividends, distributions or payments permitted under Section 7.6.

(c)	Non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(d)	Worn-out, obsolete, or surplus Equipment;

(e)

Property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such transfer are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral;

(f)	Accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(g)	Cash in the ordinary course of business

(h)	Transfers that are explicitly permitted by Section 7.1; or

(i)	Other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Three Hundred Seventy Five Thousand Dollars ($375,000) in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

“Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two percent (2.00%) per annum.

“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Request” has the meaning set forth in Section 2.3(c).

“Request for Advance” means a Loan Advance/Paydown Request Form issued by the Borrower under the Agreement in the form attached hereto as Exhibit E.

“Responsible Officer” means each of the Authorized Signers set forth in the Corporation Resolutions and Incumbency Certification Authority to Procure Loans.

“Restricted Agreement” is any material license or other material agreement (other than over-the-counter software that is commercially available to the public and “open source” licenses) to which Borrower is a party or under which Borrower is bound (including licenses and agreements under which Borrower is the licensee): (a) that prohibits or otherwise restricts Borrower from assigning to Bank, or granting to Bank a Lien in, Borrower’s interest in such license or agreement, the rights arising thereunder or any other property, or (b) for which a default under or termination of such license or contract could interfere with the Bank’s right to use, license, sell or collect any Collateral or otherwise exercise its rights and remedies with respect to the Collateral under the Loan Documents or applicable law.

“Revolving Line” means the revolving line facility provided pursuant to Section 2.1(c).

“Revolving Line Amount” means Forty- Million Dollars ($40,000,000), subject to increase in accordance with Section 2.1(d).

“Revolving Line Discretionary Increase Amount” means Ten Million Dollars ($10,000,000).

“Revolving Line Discretionary Increase Request” means a request in form attached hereto as Exhibit F.

“Revolving Maturity Date” means November 30, 2023.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means the equity interest of a Subsidiary owned by a Borrower, to the extent constituting Collateral.

“SOS Reports” means the official reports from the Secretary of State of the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Springing DOF Account” has the meaning set forth in Section 4.4(b).

“Sublimit Amount” means $5,000,000.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the Equity Interests of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“T6M Adjusted EBITDA Burn” means, as of any date of determination, the absolute value of the Adjusted EBITDA for the six month period then ended (if negative), provided that if such amount is not a negative number, then T6M Adjusted EBITDA Burn shall be zero.

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill connected with and symbolized by such trademarks.

“UK Subsidiary” means CS Disco Ltd., a private company limited by shares, registered in England and Wales.

“United States” means the United States of America.

“Warrant” means any warrant to purchase Equity Interests of Borrower issued to Bank hereunder, including without limitation, that certain Warrant to Purchase Stock issued on the Restatement Date.

DEBTOR:	CS DISCO, INC.

SECURED PARTY:	COMERICA BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Debtor of every kind, whether presently existing or hereafter created or acquired, and wherever located, including but not limited to: (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include any of the following: (i) any property that is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) any property to the extent the grant of a security interests therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iii) Equity Interests of a Subsidiary that is a controlled foreign corporation (as defined in the IRC) and is not a Guarantor, to the extent in excess of sixty five percent (65%) of the voting power of all classes of Equity Interests of such Subsidiary entitled to vote and to the extent the pledge of Equity Interests in excess of such percentage would result in material adverse tax consequences to Borrower as determined by Borrower in good faith.

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrowing Base Certificate
BORROWING BASE CERTIFICATE
Comerica Bank, Tech & Life Sciences
Borrowe CS DISCO, INC.		Loan Analysis Department
333 W. Santa Clara St.
Notes:		San Jose, CA 95113
Please certify and submit the following information in accordance with the LSA.		Phone: (408) 556-5101

Where information my conflict with the LSA, default to LSA.		Fax: (650) 462-6061
Please review/update highlighted fields.	Revolving Line Amount: $40,000,000	Email: NewYorkTLSComplianceMail@comerica.com
Copy to: dkim@comerica.com

1	Gross Monthly Recurring Revenue (MRR) for the period as of:	12/31/2020

	GAAP MRR (i.e. Ediscovery and Managed Review GAAP revenues)		$

2	Ineligible MRR for the period (indicate in positive amounts):

As needed, please provide supporting details.

(a) Revenue from any customer or account debtor who is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(b)   revenue from any customer which Bank and Borrower may mutually agree within ten (10) Business Days after written notice by Bank to Borrower that Bank has determined such customer is not creditworthy; provided that, in the event Bank and Borrower shall not so mutually agree, the revenue from such customer shall remain eligible as of the applicable date of determination only if Borrower submits written evidence to Bank, within such ten (10) Business Day period, confirming performance of contractual performance by the Borrower for preceding 90 dday period of such notice from Bank;

(c)   to the extent Eligible Monthly Recurring Revenue from any customer (together with its Subsidiaries or other Affiliates) for such month exceeds 20% of total Eligible Monthly Recurring Revenue for such month, the amount of such excess revenue;

(d)   to the extent that, with respect to any customer (incl. Subs/Affiliates of such customer), more than 35% of account receivable balances of such customer have not been paid within 120 days of the invoice date, any revenue derived from such customer;

(e) with respect to revenue derived from the Managed Review line of business, to the extent such revenue exceeds 22.5% of Eligible Monthly Recurring Revenue, such excess revenue;

(f)   monthly recurring revenue from customers that are Affiliates of Borrower, provided that revenue from investors in Borrower from transactions entered into on an arm’s length basis shall not be excluded under this clause (f);

(g) monthly recurring revenue for services not billed or from amounts not collected by Borrower (or, if applicable, such secured Guarantor Subsidiary); and

(h) revenue related to installation, implementation and/or set-up fees or professional services.

2	Total Ineligible MRR for the Period:		$

3	Eligible Monthly Recurring Revenue (“Net” MRR) (line #1 minus line #2)		$

4	Applicable Factor (expressed as %):			750%

Period	Applicable Factor
Restatement Date – 3/31/2021	750%
4/1/2021 – 6/30/2021	725%
7/1/2021 – 9/30/2021	700%
10/1/2021 – 12/31/2021	675%
1/1/2022 – 3/31/2022	650%
4/1/2022 – 6/30/2022	625%
7/1/2022 – 9/30/2022	600%
10/1/2022 – 12/31/2022	575%
1/1/2023 – 3/31/2023	550%
4/1/2023 – 6/30/2023	525%
7/1/2023 and thereafter	500%

5	Borrowing Base (line #3 multiplied by line #4)		$—

	BALANCES / AVAILABILITY:	$

6	Maximum Loan Amount (Revolving Line Amount)		$40,000,000

7	Total Funds Available (the lesser of line #5 or line #6)		$—

8	Current balance outstanding on Revolving Line of Credit	$

9	Current value of outstanding Sublimits or balance reserved for Sublimits, if applicable	$

10	Remaining Availability under the Revolving Line (line #7 minus line #8 minus line #9)		$—

A negative balance indicates an Overadvance. Borrower shall promptly pay to Bank, in cash, the amount of such excess.

Comments/notes (if any):

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan & Security Agreement between the undersigned and Comerica Bank.

Sincerely,		BANK USE ONLY

Received By:
Authorized Signer	Date:
Name:	Reviewed By:
Title:	Date:
Date:

EXHIBIT D

COMPLIANCE CERTIFICATE
Please send all Required Reporting to:	Comerica Bank
Technology & Life Sciences Division
Loan Analysis Department
230 Park Avenue, Suite 634
New York, NY 10169
FAX: (646) 823-1918
NewYorkTLSComplianceMail@comerica.com
FROM: CS DISCO, INC.

The undersigned authorized officer of CS DISCO, INC. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending __________________________ with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column.

REPORTING COVENANTS	REQUIRED		COMPLIES
Company Prepared Monthly F/S	Monthly, within 30 days		YES	NO
Company Prepared Quarterly F/S	Quarterly within 45 days
Compliance Certificate	Monthly, within 30 days		YES	NO
CPA Audited, Unqualified F/S	Annually, within 180 days of FYE		YES	NO
Borrowing Base Cert., A/R & A/P Agings	Monthly, within 30 days		YES	NO

Annual Business Plan (incl. operating budget)	By 02/28 of each year; within 30 days of revisions		YES	NO
Intellectual Property Report	Quarterly, within 45 days		YES	NO
SaaS Metrics Worksheet	Quarterly, within 45 days		YES	NO
Audit	No more than every 6 months		YES	NO
If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)		YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)		YES	NO

Total amount of Borrower’s cash and investments	Amount: $		YES	NO
Total amount of Borrower’s cash and investments maintained with Bank	Amount: $		YES	NO

Total amount of Borrower’s cash and investments maintained outside Bank	Amount $ (up to $375,000 permitted for each of a UK account and a Canadian account, aggregate cap of $750,000)

REQUIRED NOTICES			APPLICABLE
Legal Action > $750,000 (Sect. 6.2(a)(iv))	Notify promptly upon notice		YES	NO
Inventory Disputes > $500,000 (Sect. 6.3)	Notify promptly upon notice		YES	NO

FINANCIAL COVENANT	Required / Actual		COMPLIES
Minimum Gross Liquidity (applicable only if aggregate outstanding Advances plus ACH reserves, L/C face amount and aggregate credit card limits (in each case established under sublimit) > $18,000,000)	Required: Greater of $5,000,000 or T6M Adjusted EBITDA Burn Actual T6M Adjusted EBITDA Burn (attach calculations)		YES	NO

EVENTS OF DEFAULT
Cross default with other agreements>$500,000 (Sect. 8.6)	Notify promptly upon notice		YES	NO
Judgments > $500,000 (Sect. 8.8)	Notify promptly upon notice		YES	NO

OTHER COVENANTS	REQUIRED	ACTUAL	COMPLIES
Mergers & Acquisitions	<$10,000,000 / year; <$15,000,000 / term	$__________ / year $__________ / term	YES	NO
Permitted Indebtedness for equipment financing	<$750,000 / outstanding	$	YES	NO
Other Indebtedness	<$750,000 outstanding	$	YES	NO
Permitted Investments for stock repurchase (for cash) and distribution to pay taxes in connection with vesting of restricted stock	<$750,000 / year	$	YES	NO
Permitted Investments for subsidiaries (other than UK Subsidiary)	<$750,000 / year	$	YES	NO
Permitted Investments for UK Subsidiary	<$2,000,000 / year	$	YES	NO
Permitted Investments for any Canadian Subsidiary	<$2,000,000 / year	$	YES	NO
Permitted Investments for employee loans	<$750,000 / year	$	YES	NO
Permitted Investments for joint ventures	<$750,000 / year	$	YES	NO
Other Investments	<$100,000 aggregate during the term	$	YES	NO
Permitted Liens for equipment financings	<$750,000 outstanding at any time	$	YES	NO
Permitted Transfers	<$375,000 / year	$	YES	NO

Please Enter Below Comments Regarding Violations:

The undersigned authorized officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, no credit extensions will be made.

Very truly yours,

Authorized Officer
Name:
Title:

EXHIBIT E

TECHNOLOGY & LIFE SCIENCES DIVISION

LOAN ANALYSIS

LOAN ADVANCE/PAYDOWN REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 3:00* P.M., Central Time

*At month end and the day before a holiday, the cut off time is 1:30 P.M., Central Time

To:	Loan Analysis	DATE: _____________________	TIME: ______________
FAX #:	(646) 823-1918
Email directly to:
• DKim@comerica.com; TJain@comerica.com
NewYorkTLSComplianceMail@comerica.com

	CS DISCO, Inc.	TELEPHONE REQUEST
FROM:		(For Bank Use Only):
	Authorized Signer’s Name	The following person is authorized to request the loan payment transfer/loan advances on the designated account and is known to me.

Authorized Signer’s Signature

PHONE #:
Authorized Request & Phone #

FROM	ACCOUNT #:
Received by (Bank) & Phone #

TO	ACCOUNT #:
Authorized Signature (Bank)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only Date Rec’d: Time: Comp. Status: YES NO Status Date: Time: Approval:
PRINCIPAL INCREASE* (ADVANCE)	$
PRINCIPAL PAYMENT (ONLY)	$
OTHER INSTRUCTIONS:

Each Borrower represents, warrants and certifies that no Default, Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute a Default or Event of Default, has occurred and is continuing under the Agreement, and none will exist upon the making of the Advance requested hereunder.

Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Agreement.

EXHIBIT F

DISCRETIONARY REVOLVING INCREASE REQUEST

DATE: ________, 20__

TO:

Comerica Bank

Technology & Life Sciences Division

Loan Analysis Department

230 Park Avenue, Suite 634

New York, NY 10169

FAX: (646) 823-1918

NewYorkTLSComplianceMail@comerica.com; DKim@comerica.com;

TJain@comerica.com

RE:

Second Amended and Restated Loan and Security Agreement dated as of December __, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and between CS DISCO, INC. (“Borrower”) and COMERICA BANK (the “Bank”).

Ladies and Gentlemen:

In accordance with Section 2.1(d), the undersigned, on behalf of Borrower, hereby makes a request to increase the Revolving Line Amount as follows:

1.	Requested increase to Revolving Line Amount: $_______________

2.	Requested effective date of increase: _________________ (at least five (5) Business Days following date of this request).

The undersigned certifies that all representations and warranties of Borrower made in the Loan Documents are true and, accurate and complete in all material respects as of the date hereof (except to the extent any representation or warrant is qualified in the text thereof by materiality, in which case such representation or warrant is true, accurate and complete as of the date hereof), and no Event of Default has occurred and is continuing, or would result from the requested increase.

Sincerely,

CS DISCO, INC.

By:
Name:
Title:

SCHEDULE OF EXCEPTIONS

TO LOAN AND SECURITY AGREEMENT

Permitted Indebtedness (Exhibit A)

None.

Permitted Investments (Exhibit A)

None.

Permitted Liens (Exhibit A)

None.

Collateral (Section 5.3) – subject to restrictions in Section 6.6

Prior Names (Section 5.5)

CS Disco LLC

Inventory or Equipment Locations (Section 5.5)

None.

Litigation (Section 5.6)

None.

Restricted Agreements (Section 5.12)

None.

COMERICA BANK

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Revolver)

Name(s): CS DISCO, INC. Date: December __, 2020
$	credited to deposit account No. ___________ when Advances are requested or disbursed to Borrower by cashier’s check or wire transfer

Amounts paid to others on your behalf:

$55,000.00	to Comerica Bank for Loan Fee
$	to Comerica Bank for Document Fee
$	to Comerica Bank for accounts receivable audit (estimate)
$	to Bank counsel fees and expenses (subject to the limitations set forth in Section 2.5(c))
$	to _______________
$	to _______________
$__________	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank to disburse the loan proceeds as stated above.

Signature	Signature

USA PATRIOT ACT

NOTICE

OF

CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

CORPORATION RESOLUTIONS AND INCUMBENCY CERTIFICATION

AUTHORITY TO PROCURE LOANS

The undersigned, certifies that he/she am the duly elected and qualified Secretary of CS DISCO, INC. (the “Corporation”), and the keeper of the records of the Corporation; that the following is a copy of resolutions substantially in the form duly adopted by the Board of Directors of the Corporation in accordance with its bylaws and applicable statutes.

Copy of Resolutions:

Be it Resolved, that:

1.	The Chief Executive Officer of the Corporation (the “Authorized Signer(s)”) are/is authorized, for, on behalf of, and in the name of the Corporation to:

(a)	Negotiate and procure loans, letters of credit and other credit or financial accommodations from Comerica Bank (the “Bank”), up to a principal amount not exceeding $50,000,000;

(b)	Discount with the Bank, commercial or other business paper belonging to the Corporation made or drawn by or upon third parties, without limit as to amount;

(c)

Purchase, sell, exchange, assign, endorse for transfer and/or deliver certificates and/or instruments representing stocks, bonds, evidences of Indebtedness or other securities owned by the Corporation, whether or not registered in the name of the Corporation;

(d)

Give security for any liabilities of the Corporation to the Bank by grant, security interest, assignment, lien, deed of trust or mortgage upon any real or personal property, tangible or intangible of the Corporation;

(e)	Issue and/or execute one or more warrants for the purchase of the Corporation’s capital stock to Bank;

(f)

Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of Indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents, and any amendments or modifications thereto, to carry out the purposes of these Resolutions, any or all of which may relate to all or to substantially all of the Corporation’s property and assets; and

(g)

Appoint, delegate and authorize such other person(s) (the “Delegated Person(s)”) as may be designated in writing from time to time by the above referenced Authorized Signer to (i) request loans, advances and/or letters of credit under any line of credit, loan or other credit or financial accommodation made available by Bank to or in favor of the Corporation, and to execute and/or deliver unto Bank, in form and content as may be required by the Bank, such agreements, instruments and documents as may be necessary or required to carry out such purposes, (ii) make loan payments for and on behalf of the Corporation, and (iii) execute and certify borrowing base certificates, account agings, inventory reports and collateral reports (together with any other documents, reports and certificates required to be delivered in connection with any of the foregoing) for and on behalf of the Corporation.

2.

Said Bank be and it is authorized and directed to pay the proceeds of any such loans or discounts as directed by the Authorized Signer or Delegated Person(s) (if any), whether so payable to the order of any of said Authorized Signer or Delegated Person(s) (if any) in their individual capacities or not, and whether such proceeds are deposited to the individual credit of any of said Authorized Signer or Delegated Person(s) (if any) or not.

3.

Any and all agreements, instruments and documents previously executed and acts and things previously done to carry out the purposes of these Resolutions are ratified, confirmed and approved as the act or acts of the Corporation.

4.

These Resolutions shall continue in force, and the Bank may consider the holders of said offices and their signatures to be and continue to be as set forth in a certified copy of these Resolutions delivered to the Bank, until notice to the contrary in writing is duly served on the Bank (such notice to have no effect on any action previously taken by the Bank in reliance on these Resolutions).

5.

Any person, corporation or other legal entity dealing with the Bank may rely upon a certificate signed by an officer of the Bank to effect that these Resolutions and any agreement, instrument or document executed pursuant to them are still in full force and effect and binding upon the Corporation.

6.

The Bank may consider the holders of the offices of the Corporation and their signatures, respectively, to be and continue to be as set forth in the Certificate of the Secretary of the Corporation until notice to the contrary in writing is duly served on the Bank.

The undersigned further certifies that the above Resolutions are in full force and effect as of the date of this Certificate; that these Resolutions and any borrowings or financial accommodations under these Resolutions have been properly noted in the corporate books and records, and have not been rescinded, annulled, revoked or modified; that neither the foregoing Resolutions nor any actions to be taken pursuant to them are or will be in contravention of any provision of the articles of incorporation or bylaws of the Corporation or of any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound; and that neither the articles of incorporation nor bylaws of the Corporation nor any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound require the vote or consent of shareholders of the Corporation to authorize any act, matter or thing described in the foregoing Resolutions.

The undersigned further certifies that the following named persons have been duly elected to the offices set opposite their respective names, that they continue to hold these offices at the present time, and that the signatures which appear below are the genuine, original signatures of each respectively:

(PLEASE SUPPLY GENUINE SIGNATURES OF AUTHORIZED SIGNERS BELOW)

NAME (Type or Print)	TITLE	SIGNATURE

Kiwi Alejandro Danao Camara	Chief Executive Officer

Michael Lafair	Chief Financial Officer

In Witness Whereof, I have affixed my name as Secretary on December __, 2020.

Secretary

The Above Statements are Correct.

SIGNATURE OF OFFICER OR DIRECTOR OR, IF NONE, A SHAREHOLDER OTHER THAN THE SECRETARY WHEN THE SECRETARY IS THE SOLE AUTHORIZED SIGNER SET FORTH ABOVE

Failure to complete the above when the Secretary is the sole Authorized Signer set forth above, shall constitute a certification by the Secretary that the Secretary is the sole Shareholder, Director and Officer of the Corporation.

AUTOMATIC LOAN PAYMENT AUTHORIZATION

Date:    December __, 2020

Obligor Name:     CS DISCO, INC.                                                                                                               Obligor Number:                                                                   Lender’s Cost Center #:                                                                                   Address:

The undersigned hereby authorizes Comerica Bank (“Bank”) to charge the account designated below for the payments due on the loan(s) as designated below and all renewals, extensions, modifications and/or substitutions thereof. This authorization will remain in effect unless the undersigned requests a modification that is agreed to by the Bank in writing. The undersigned remains fully responsible for all amounts outstanding to Bank if the designated account is insufficient for repayment.

☒

Automatic Payment Authorization for all payments on all current and future borrowings, as and when such payments come due (which payments include, without limitation, principal, interest, fees, costs, and expenses).

☐

Automatic Payment Authorization for all payments on only the specific borrowing identified below, as and when such payments come due (which payments include, without limitation, principal, interest, fees, costs, and expenses).

Specific Obligation Number:

☐	Automatic Payment Authorization for less than all payments on only the specific borrowing identified below, as and when such payments come due.

Specific Obligation Number:

☐	Principal and Interest payments only

☐	Principal payments only

☐	Interest payments only

☐	SPECIAL INSTRUCTIONS/IRREGULAR PAYMENT INSTRUCTIONS

Payment Due Date: Your loan payments will be charged to your account as indicated above on the dates such payments become due (or on a date thereafter when there are available funds) unless that day is a Saturday, Sunday, or Bank holiday in which case such payments will be charged on the following business day, with interest to accrue during this extension as provided under the loan documents.

Account to be Charged:

Account No.

Transit No.

Number of lead days to issue billing.

(Charges to account are withdrawals pursuant to account resolution)

BORROWER: CS DISCO, INC.

By:
Name:
Title:

Agreement to Furnish Insurance to Loan and Security Agreement

(Herein called “Bank”)

Borrower(s): CS DISCO, INC.

The Borrower understands that the Loan and Security Agreement which it executed in connection with this transaction requires it to provide a physical damage insurance policy including a Lenders Loss Payable Endorsement in favor of the Bank as shown below, within ten (10) days from the date of this agreement.

The following minimum insurance must be provided according to the terms of the security documents.

☐ AUTOMOBILES, TRUCKS, RECREATIONAL VEHICLES PROPERTY	☒ MACHINERY & EQUIPMENT: MISCELLANEOUS PERSONAL

Comprehensive & Collision Lender’s Loss Payable Endorsement	Fire & Extended Coverage Lender’s Loss Payable Endorsement ☐ Breach of Warranty Endorsement

☐ BOATS	☐ AIRCRAFT
All Risk Hull Insurance Lender’s Loss Payable Endorsement ☐ Breach of Warranty Endorsement	All Risk Ground & Flight Insurance Lender’s Loss Payable Endorsement ☐ Breach of Warranty Endorsement

☐ MOBILE HOMES	☐ REAL PROPERTY
Fire, Theft & Combined Additional Coverage Lender’s Loss Payable Endorsement ☐ Earthquake	Fire & Extended Coverage Lender’s Loss Payable Endorsement ☐ All Risk Coverage
☐ Special Form Risk Coverage
☐
☒ INVENTORY	☐ Earthquake
☐ Other

☒

Other Borrower at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

The Borrower may obtain the required insurance from any company that is acceptable to the Bank, and will deliver proof of such coverage with an effective date of December __, 2020 or earlier.

The Borrower understands and agrees that if it fail to deliver proof of insurance to the Bank at the address below, or upon the lapse or cancellation of such insurance, the Bank may procure Lender’s Single Interest Insurance or other similar coverage on the property. If the Bank procures insurance to protect its interest in the property described in the security documents, the cost for the insurance will be added to the Borrower’s indebtedness as provided in the security documents. Lender’s Single Interest Insurance shall cover only the Bank’s interest as a secured party, and shall become effective at the earlier of the funding date of this transaction or the date my insurance was canceled or expired. THE BORROWER UNDERSTAND THAT LENDER’S SINGLE INTEREST INSURANCE WILL PROVIDE IT WITH ONLY LIMITED PROTECTION AGAINST PHYSICAL DAMAGE TO THE COLLATERAL, UP TO THE BALANCE OF THE LOAN, HOWEVER, THE BORROWER’S EQUITY IN THE PROPERTY WILL NOT BE INSURED. FURTHER, THE INSURANCE WILL NOT PROVIDE MINIMUM PUBLIC LIABILITY OR PROPERTY DAMAGE INDEMNIFICATION AND DOES NOT MEET THE REQUIREMENTS OF THE FINANCIAL RESPONSIBILITY LAW.

CALIFORNIA CIVIL CODE SECTION 2955.5. HAZARD INSURANCE DISCLOSURE: No lender shall require a borrower, as a condition of receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property.

Bank Address for Insurance Documents:
Comerica Bank
Insurance Service Center
PO Box 863299
Plano, TX 75086-3329

The Borrower acknowledges having read the provisions of this agreement, and agrees to its terms. The Borrower authorizes the Bank to provide to any person (including any insurance agent or company) any information necessary to obtain the insurance coverage required.

OWNER(S) OF COLLATERAL:	DATED: December __, 2020

BORROWER:
CS DISCO, INC.

By:

Name:

Title:

INSURANCE VERIFICATION

Date	Phone
Agents Name	Person Talked To
Agents Address
Insurance Company
Policy Number(s)
Effective Dates: From	To:
Deductible $	Comments: